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                                                                  EXHIBIT 23.2

                             [McGLADREY & PULLEN, LLP]

                         CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to incorporation by reference in the Registration Statement on Form S-8 (Registration Nos. 33-62983 and 33-21108) of PC Quote, Inc. of our report dated March 7, 1997, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, relating to the balance sheet of PC Quote, Inc. as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the December 31, 1996, Annual Report on Form 10-K of PC Quote, Inc.

                              /s/ McGladrey & Pullen, LLP


Schaumburg, Illinois
April 27, 1998

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